As filed with the Securities and Exchange Commission on January 20, 2006

                                                     Registration No. 333-127152

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  AMENDMENT #1

                         PLANETLINK COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

                 Georgia                            58-2466623
      (State or other jurisdiction of             (IRS Employer
       incorporation or organization)            Identification No.)

                   1415 Bookhout Drive, Cumming, Georgia 30041
               (Address of Principal Executive Offices) (Zip Code)

                     2005 Consultancy Stock and Option Plan
                            (Full title of the plan)

                                  M. Dewey Bain
                               1415 Bookhout Drive
                             Cumming, Georgia 30041

                     (Name and address of agent for service)

                                 (678) 455-7075
          (Telephone number, including area code, of agent for service)

                                          Calculation of Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Title of each Class of    Amount to be            Proposed Maximum        Proposed Maximum        Amount of
Securities to be          Registered (1)          Offering Price per      Aggregate Offering      Registration Fee (3)
Registered                                        Share (2)               Price
-------------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value   80,000,000               $.0015                 $120,000
$0.001 per share
-------------------------------------------------------------------------------------------------------------------------
Shares Underlying         200,000,000              $.0025                 $500,000
Options to Purchase
200,000,000 shares of
Common Stock
-------------------------------------------------------------------------------------------------------------------------
Totals                    280,000,000                                     $620,000                $   66.34
-------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1)under the Securities Act of 1933, as amended.

(3) Calculated upon the aggregate offering price and the maximum number of shares offered, pursuant to Rule 457(h)(1).

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

      Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2 Registrant Information and Employee Plan Annual Information.

      Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

      1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed on May 13, 2005.

      2. Our Quarterly Report on Form 10QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

      3. The description of the our common stock, no par value, contained in our Registration Statement on Form 10-SB/12G filed on October 12, 2000, including any amendments or reports filed for the purpose of updating such description.

      4. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number: M. Dewey Bain, 1415 Bookhout Drive, Cumming, Georgia 30041, (678) 455-7075.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

      Not Applicable.

Item 6. Indemnification of Directors and Officers.

      Georgia Statutes

      Chapter 14 of the Georgia Business Corporation Code provides for indemnification of the officers and directors of a corporation as follows:

      Section 14-2-851:

      (a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

            (1) Such individual conducted himself or herself in good faith; and

            (2) Such individual reasonably believed:

                  (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

                  (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

                  (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

      (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(B) of this Code section.

      (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

      (d) A corporation may not indemnify a director under this Code section:

            (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

            (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

      Section 14-2-852:

      A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

      Section 14-2-853:

      (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

            (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph
(4) of subsection (b) of Code Section 14-2-202; and

            (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

      (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

      (c) Authorizations under this Code section shall be made:

            (1) By the board of directors:

                  (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

                  (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

            (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

      Section 14-2-854:

      (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

            (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

            (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections
(a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or
(2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

      (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

      Section 14-2-855:

      (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

      (b) The determination shall be made:

            (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

            (2) By special legal counsel:

                  (A) Selected in the manner prescribed in paragraph (1) of this subsection; or

                  (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

            (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

      (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph
(b)(2)(B) of this Code section to select special legal counsel.

      Section 14-2-856:

      (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

      (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

            (1) For any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

            (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

            (3) For the types of liability set forth in Code Section 14-2-832;
or

            (4) For any transaction from which he or she received an improper personal benefit.

      (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

            (1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

            (2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

      Section 14-2-857:

      (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

            (1) To the same extent as a director; and

            (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

                  (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

                  (B) Acts or omissions which involve intentional misconduct or a knowing violation of law;

                  (C) The types of liability set forth in Code Section 14-2-832; or

                  (D) Receipt of an improper personal benefit.

      (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

      (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

      (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

      Certificate of Incorporation

Sections 7 and 8 of the certificate of incorporation provides:

7. No director of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in section 14-2-832 of the Revised Georgia Business Corporation Code; or (iv) for any transaction from which the director received an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to the time of such repeal or modification.

8. The Corporation shall indemnify a director against reasonable expenses and liability incurred by him, and shall advance expenses upon receipt from the director of the written affirmation and repayment authorization required by section 14-2-853 of the Georgia Business Corporation Code, provided, however, that the Corporation shall not indemnify a director for any liability incurred by a director if he failed to act in a manner he believed in good faith to be in or not opposed to the best interests of the Corporation, or to have improperly received a personal benefit or, in the case of any criminal proceeding, if he had reasonable cause to believe his conduct was unlawful, or in thc case of a proceeding by or in the right of the Corporation, in which he was adjudged liable to the Corporation, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances, in which case the director shall be indemnified for reasonable expenses incurred.

      By-laws

Article V of the by-laws provides:

The corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlements, actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any appeal, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. However, no indemnification shall be provided in any action or suit by or in the right of the corporation to procure a judgment in its favor, with respect to any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation. Indemnification shall be made by the corporation only as authorized in the specific case on a determination by a majority of disinterested directors or shareholders, that the individual met the applicable standard of conduct set forth above. Indemnification shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Item 7. Exemption from Registration Claimed.

      Not Applicable.

Item 8. Exhibits.

Exhibit #     Description
---------     -----------

3.1(i)a       Amended and Restated Articles of Incorporation of the Registrant
              incorporated by reference to Exh. 3.1(i) to the Form 8K filed on
              January 11, 2006
3.1(ii)a      Amended and Restated By-laws of the Registrant incorporated by reference to Exh. 3.1(ii)to the Form 8K filed on January 11, 2006
4.1           Specimen certificate of common stock, par value $.001 per share
              (incorporated by reference to Exh. 3.iii to the Registration
              Statement on Form 10-SB/12g, filed on October 12, 2000
5.1a          Opinion of Paykin Greenblatt Lesser & Krieg LLP re: legality of shares
23.1a         Consent of Paykin Greenblatt Lesser & Krieg LLP (contained in
              Exhibit 5.1a)
23.2a         Consent of Russell Bedford Stefanou Mirchandani, LLP, Certified
              Public Accountants
23.3a         Consent of Kahn Boyd Levychin, Certified Public Accountants
99.12         Consulting Agreement dated January 12, 2006 with Carmi Gross
99.13         Option dated January 12, 2006 granted to Carmi Gross
99.14         Consulting Agreement dated January 12, 2006 with Sean Yaakov Fulda
99.15         Option dated January 12, 2006 granted to Sean Yaakov Fulda
99.16         Consulting Agreement dated January 12, 2006 with Michael Fulda

Signatures

      A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cumming, State of Georgia, on January 20, 2006.

                                     PLANETLINK COMMUNICATIONS, INC.


                                     /s/ M. Dewey Bain
                                     --------------------------
                                     By:    M. Dewey Bain
                                     Title: President

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures                   Title                        Date


/s/ M. Dewey Bain            President, Director          January 20, 2006
    -------------------
    M. Dewey Bain


/s/ Melvin Williams          Director                     January 20, 2006
    -------------------
    Melvin Williams


/s/ Mary Hitt                Director, Treasurer          January 20, 2006
    -------------------
    Mary Hitt


/s/ Richard L. Lapaglia      Director                     January 20, 2006
    -------------------
    Richard L. Lapaglia